Exhibit 99.1
DENBURY ANNOUNCES EARLY ACCEPTANCE OF CASH TENDER OFFERS FOR SENIOR SUBORDINATED NOTES DUE MARCH 2016 AND MAY 2016
Announces Redemption of Senior Subordinated Notes Due March 2016
Completes $1.2 Billion Senior Subordinated Notes Offering

PLANO, TX – February 5, 2013 – Denbury Resources Inc. (NYSE: DNR) ("Denbury" or the "Company") announced today that it exercised its early purchase option and has accepted for purchase the 9 ¾% senior subordinated notes due March 2016 of the Company (the "9 ¾% Notes") and the 9 ½% senior subordinated notes due May 2016 of the Company, as successor to Encore Acquisition Company (the "9 ½% Notes" and collectively with the 9 ¾% Notes, the "Notes"), tendered and not withdrawn prior to 5:00 p.m., New York City time yesterday, February 4, 2013 (the "Consent Payment Deadline"), pursuant to Denbury's previously announced tender offers and consent solicitations.

As of the Consent Payment Deadline, (i) $191,678,000 principal amount of the 9 ¾% Notes, or approximately 45% of the outstanding 9 ¾% Notes, and (ii) $186,589,000 principal amount of the 9 ½% Notes, or approximately 83% of the outstanding 9 ½% Notes, had been validly tendered and not withdrawn. Payment for the Notes purchased was made today.

Based on the amount of 9 ¾% Notes tendered and accepted for purchase, the Company did not receive a sufficient number of consents to adopt the proposed amendments to the indenture governing the 9 ¾% Notes. The Company has waived the Required Consent Condition and the Supplemental Indenture Condition (as such terms are defined in the Offer Documents) with respect to the 9 ¾% Notes.

Based on the amount of 9 ½% Notes tendered and accepted for purchase, the Company received a sufficient number of consents to adopt the proposed amendments to the indenture governing the 9 ½% Notes. These amendments were adopted on February 5, 2013 pursuant to a supplemental indenture to the indenture governing the 9 ½% Notes which eliminated most of the restrictive covenants and certain events of default in that indenture.

The tender offers are being made pursuant to the terms and conditions of the Offer to Purchase and Consent Solicitation Statement, dated as of January 22, 2013, and the related Letter of Transmittal and Consent (collectively, the "Offer Documents"). The tender offers will expire at 11:59 p.m., New York City time, on February 19, 2013, unless extended by the Company.

BofA Merrill Lynch has been engaged to act as the exclusive Dealer Manager and Solicitation Agent in connection with the tender offers and the consent solicitations. Any questions regarding the terms of the tender offers should be directed to BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 387-3907 (collect). Any questions regarding procedures for tendering Notes or any request for additional copies of the Offer Documents should be directed to MacKenzie Partners, Inc., the information agent for the tender offers, at (800) 322-2885 (toll free), (212) 929-5500 (collect), or tenderoffer@mackenziepartners.com.

Denbury also announced today that it has called for redemption all of the remaining outstanding 9 ¾% Notes (CUSIP No. 247916-AB-5) in accordance with the terms of those Notes. The redemption date for the 9 ¾% Notes is March 7, 2013, and holders will receive $1,048.75 per $1,000 principal amount of the 9 ¾% Notes plus the accrued and unpaid interest on the 9 ¾% Notes to that date.

Denbury further announced that today it closed the sale of $1.2 billion principal amount of its 4 5/8% senior subordinated notes due 2023.

The Offers and the Consent Solicitations are being made solely by means of the Offer Documents. Under no circumstances shall this press release constitute an offer to purchase or the solicitation of an offer to sell the Notes or any other securities of the Company or any other person, nor shall there be any offer or sale of any Notes or other securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release also is not a solicitation of Consents to the proposed amendments to the indentures and the Notes. No recommendation is made as to whether holders of the Notes should tender their Notes.

Denbury is a growing independent oil and natural gas company. The Company is the largest combined oil and natural gas operator in both Mississippi and Montana, owns the largest reserves of carbon dioxide used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Rocky Mountain and Gulf Coast regions. The Company's goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary oil recovery operations. For more information about Denbury, please visit www.denbury.com.

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DENBURY CONTACTS:
Phil Rykhoek, President and CEO, 972.673.2000
Mark Allen, Senior Vice President and CFO, 972.673.2000
Jack Collins, Executive Director, Investor Relations, 972.673.2028